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                                                                      EXHIBIT 21

                           Subsidiaries of the Company


Digi International GmbH

Digi International (HK) Ltd.

Digi International Limited

Digi Services Limited

Digi International SARL

ITK International, Inc.

NetSilicon, Inc.

Rabbit Semiconductor Inc.

FS Forth-Systeme GmbH

Sistemas Embebidos S.A.